EXHIBIT 10.1

                                 STOCK AGREEMENT


      This Stock Agreement ("AGREEMENT") is entered into as of this 1st day of July 2003, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (together with its parents and subsidiaries, the "COMPANY"), and R.D. HUBBARD, an individual (referred to as "HUBBARD,"):

      For good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Hubbard agree as follows:

      1.    PURCHASE RIGHT

            (a) Hubbard represents and warrants that (i) he is the sole beneficial owner of 1,790,996 shares of the common stock of the Company (the "HUBBARD SHARES"), (ii) the R.D. Hubbard Foundation (the "FOUNDATION SHARES") holds an additional 249,990 shares of common stock of the Company, and (iii) the Hubbard Shares are subject to a voting trust, the trustee of which is Wells Fargo Bank. Hubbard represents and warrants that neither he nor any affiliate (as defined in the Securities Act of 1933, as amended) of his currently owns or has the right to acquire any shares of common stock of the Company, other than the Hubbard Shares, the Foundation Shares (to the extent the R.D. Hubbard Foundation is deemed an affiliate of Hubbard) and options to acquire an aggregate of 322,000 shares of common stock (the "OPTION SHARES") upon exercise of options to purchase common stock of the Company granted to Hubbard by the Company (the "OPTIONS").

            (b) Hubbard hereby grants the Company or its assignee(s) the right to purchase some or all of the Hubbard Shares (the "PURCHASE RIGHT") as provided herein. The Purchase Right may be exercised on one occasion to purchase no less than five hundred thousand (500,000) Hubbard Shares at a purchase price equal to
(i) ten dollars ($10) times the number of Hubbard Shares purchased, if the Purchase Right is exercised on or before July 1, 2004, or (ii) fifteen dollars ($15) times the number of Hubbard Shares purchased, if the Purchase Right is exercised after July 1, 2004 but on or prior to July 1, 2005. The Purchase Right shall be exercisable at the Company's or its assignees' election at any time from the Approval Date until July 1, 2005 (such period, the "PURCHASE RIGHT PERIOD"). The number of Hubbard Shares subject to the Purchase Right shall be reduced on a share-by-share basis to the extent that Hubbard sells Hubbard Shares as permitted by SECTION 2 below; PROVIDED, HOWEVER, that Hubbard must have at least five hundred thousand (500,000) Hubbard Shares free of any liens, claims, pledges or encumbrances (other than those under this Agreement) available for purchase at all times through and including the date of the exercise of the Purchase Right.

            (c) The Purchase Right may be exercised by the Company or its assignee(s) at any time during the Purchase Right Period by delivering written notice of exercise (the "EXERCISE NOTICE") to Hubbard in the manner provided in
SECTION 11 below. The Exercise Notice shall specify the number of Hubbard Shares being purchased pursuant thereto (which shall be at least five hundred thousand (500,000) Hubbard Shares) and the aggregate purchase price for such Hubbard Shares based on the purchase prices specified in SUBPARAGRAPH (B) above. Any purchase of the Hubbard Shares pursuant to the Purchase Right shall occur on the date

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specified in the Exercise Notice; PROVIDED, HOWEVER, that the purchase date may not be later than ten (10) business days after the date of the Exercise Notice. On the specified purchase date, Hubbard shall deliver to the Company or its assignee(s), as the case may be, certificates representing the Hubbard Shares being purchased, together with duly executed stock powers separate from certificate with signatures guaranteed or other instruments of transfer necessary or reasonably requested by the Company to validly and indefeasibly effectuate the transfer of the Hubbard Shares to the Company or its assignee(s), as the case may be, and the purchaser(s) of the Hubbard Shares shall pay to Hubbard concurrently with the transfer of the designated Hubbard Shares the purchase price for the Hubbard Shares (determined as aforesaid), against delivery of such securities, by certified check or wire transfer in accordance with the instructions given by Hubbard.

            (d) The parties acknowledge and agree that the Company is authorized and entitled to sell, assign, transfer or otherwise convey the Purchase Right or the Company's rights under SECTIONS 2 and 3 hereof to any party or parties in its sole discretion (a "PURCHASE RIGHT TRANSFER"); PROVIDED, HOWEVER, that to the extent that the Company makes a Purchase Right Transfer to more than one party, such parties must coordinate their purchases such that they only exercise the Purchase Right on one single occasion. Any such purchaser, assignee, transferee or other recipient of the Purchase Right and such related rights (or any other Company rights hereunder subject to sale, transfer, assignment or conveyance by the Company) is referred to herein as the Company's "assignee." If the Company receives cash or cash-equivalent consideration in connection with any Purchase Right Transfer, the Company hereby agrees to pay to Hubbard one-half of the net amount of such cash or cash-equivalent consideration (i.e. the consideration paid, net of all fees, costs and expenses of the Purchase Right Transfer). Hubbard hereby covenants and agrees to execute and deliver such documents and instruments, and to take such further actions, as are reasonably necessary to accomplish any Purchase Right Transfer to the extent requested by the Company.

            (e) Notwithstanding any provision of this Agreement to the contrary, Hubbard may sell or otherwise transfer all but not less than all of the Hubbard Shares then owned by him completely free of (a) the Purchase Right in this
SECTION 1, (b) the limitations on sale in SECTION 2 and (c) the rights of first refusal in SECTION 3, as follows: if, in connection with a proposed transaction which, if completed, would result in a Change of Control (as defined below), (i) the holders of at least 51% of the voting equity of the Company (not including for this purpose any Hubbard Shares or common stock of the Company held by Company affiliates) have either indicated their approval of such transaction by delivery of valid proxies to be voted at a meeting called to consider such proposed transaction or validly tendered their shares into such proposed transaction, or (ii) a majority of the independent directors of the Company have approved such proposed transaction, then in any such case Hubbard may sell or otherwise transfer all of the Hubbard Shares then owned by him in connection with the consummation of such transaction. Subject to the requirements set forth in the preceding CLAUSES (I) and (II), "CHANGE OF CONTROL" for this purpose means the sale of 50% or more of the Company's outstanding capital stock, however effected, the sale of all or substantially all of the Company's business or assets, directly or indirectly, a merger in which the Company or a wholly-owned subsidiary of the Company is not the survivor (other than a merger for the purpose of changing the Company's jurisdiction of incorporation or after which a majority of the members of the Company's board of directors

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continue as the majority of the members of the board of directors of the surviving corporation), or a recapitalization effecting the transfer of over 50% of the enterprise value of the Company.

      2.    LIMITATION OF SALES, GIFTS AND PLEDGES

            (a) During the period from the date hereof through and including July 1, 2006, Hubbard will not sell, gift or pledge or enter into any agreement to sell, gift or pledge any of the Hubbard Shares except in strict compliance with the terms and conditions of this Agreement, including, without limitation, the right of first refusal provisions of SECTION 3 hereof.

            (b) Notwithstanding the preceding SUBPARAGRAPH (A) but subject to
SECTION 1, Hubbard and any permitted transferee under SUBPARAGRAPH (E) below ("PERMITTED TRANSFEREE") taken together may sell in any calendar quarter (with the first quarter deemed to commence July 1, 2003 and end September 30, 2003) an aggregate number of Hubbard Shares (excluding any shares issued upon the exercise of options (including any Option Shares), warrants or other rights to acquire shares), equal to the greater of (such greater number as of any particular date being referred to hereafter as the "AUTHORIZED NUMBER" of Hubbard Shares):

                   (i) one percent (1%) of the number of outstanding shares of the Company's common stock as of the date of the sale in question; and

                   (ii) the average weekly trading volume of the Company common stock for the ten (10) weeks preceding the date of either the proposed sale in question or the computation date, as the case may be (such average volume, measured prior to a specific date, the "AVERAGE TRADING VOLUME").

            (c) All sales of shares of Hubbard Shares by Hubbard or a Permitted Transferee pursuant to the preceding SUBPARAGRAPH (B) shall be made only:

                   (i) in unsolicited brokerage transactions subject to the right of first refusal provided in SECTION 3 below; or

                   (ii) in block sales subject to the right of first refusal provided in SECTION 3 below.

            (d) Hubbard shall not make any sales to any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of persons if, to his knowledge, such sales, when added to all other sales of the Company's common stock by Hubbard or any Permitted Transferee of Hubbard to such person(s) at any time after July 1, 2002, will exceed four percent (4%) of the Company's outstanding common stock.

            (e) Notwithstanding the foregoing or anything to the contrary contained in this SECTION 2, at any time after the Approval Date, Hubbard may gift or transfer Hubbard Shares (i) to the Foundation or (ii) to a trust for the benefit of Hubbard or any member of his immediate family; PROVIDED<184> HOWEVER, as an express condition precedent to any such gift or transfer, the recipient or transferee of such securities must first agree in writing (with a copy provided to the Company) to be bound by the terms of this Agreement (other than those in
Section 6) to the same extent that Hubbard was bound immediately prior to such gift or transfer; PROVIDED, FURTHER, that

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any subsequent sales or transfers by the Foundation or such trust of any such gifted or transferred or pledged Hubbard Shares shall be deemed to be sales or transfers by Hubbard for purposes of SUBPARAGRAPH (B) of this SECTION 2 and shall be subject to the right of first refusal set forth in SECTION 3 below to the same extent as if such sales or transfers were made by Hubbard or his affiliates; PROVIDED, FURTHER, that in no event shall Hubbard sell, transfer or gift any Hubbard Shares as contemplated by this SUBPARAGRAPH (E) if any such sale, transfer or gift would result in there being fewer than five hundred thousand (500,000) Hubbard Shares available for sale to the Company or its assignee(s) upon exercise of the Purchase Right free and clear of any and all liens, claims or encumbrances thereon.

            (f) Notwithstanding the foregoing or anything to the contrary contained in this SECTION 2, at any time after the Approval Date, Hubbard may pledge Hubbard Shares as security for indebtedness of Hubbard; PROVIDED<184> HOWEVER, as an express condition precedent to any such pledge, the pledgee of such securities must first agree in writing (with a copy provided to the Company) to be bound by the terms of SECTIONS 1, 2 and 3 of this Agreement to the same extent that Hubbard was bound immediately prior to such pledge; PROVIDED, FURTHER, that in no event shall Hubbard pledge any Hubbard Shares as contemplated by this SUBPARAGRAPH (F) if any such pledge would result in there being fewer than five hundred thousand (500,000) Hubbard Shares available for sale to the Company or its assignee(s) upon exercise of the Purchase Right free and clear of any and all liens, claims or encumbrances thereon.

      3.    RIGHT OF FIRST REFUSAL

            (a) During the period from the date hereof through and including July 1, 2006, Hubbard and each Permitted Transferee will not sell or transfer or enter into any agreement to sell or transfer more than one hundred thousand (100,000) Hubbard Shares (a "LARGE SALE"), either in a single transaction or in a series of related transactions with a single purchaser or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of purchasers, without first complying with the provisions of this SECTION 3. Notwithstanding the foregoing, all proposed Large Sales are subject to the applicable restrictions of SECTION 1 (regarding the minimum number of Hubbard Shares which must be available for purchase upon exercise of the Purchase Right) and SECTION 2 (regarding the general prohibition on sales or transfers or pledges of Hubbard Shares for the period provided, subject only to the limited exceptions in
SECTION 2).

            (b) Hubbard and each Permitted Transferee shall give written notice to the Company of any such contemplated Large Sale (a "SALE NOTICE"), to the extent otherwise permitted hereunder, in the manner provided in SECTION 11 below. Such Sale Notice shall disclose the name(s) of the proposed purchaser(s) or transferee(s), the price at which the proposed Large Sale is to be made, the form of consideration, the closing date for the Large Sale, and all other terms and conditions of the proposed transaction. If requested by the Company, Hubbard and each Permitted Transferee promptly shall provide copies of any final term sheets or purchase offers received from the proposed purchaser with respect to the proposed Large Sale referenced in the Sale Notice.

            (c) Within two (2) business days following receipt of the Sale Notice, the Company shall give written notice to Hubbard and each Permitted Transferee as to whether the Company or its assignee(s) wish to purchase all (and not less than all) of the Hubbard Shares

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which are the subject of the Sale Notice at the price, on the terms and at the time set forth in the Sale Notice, it being understood and agreed that if the consideration proposed to be paid is not cash, the Company or its assignee may elect to pay the purchase price in cash equal to the fair market value of the non-cash consideration. The "fair market value" of any non-cash consideration shall be (i) calculated as provided in the Sale Notice, to the extent the formula for determining the value of the non-cash consideration is provided therein or (ii) if the form of consideration is stock or other securities that are publicly traded on a national exchange or automated national quotation system and there is no formula specified in the Sale Notice, the "fair market value" shall be the closing price of such securities on the date the proposed purchaser in the Large Sale made its offer to Hubbard and each Permitted Transferee; PROVIDED, that if the closing price is more than 10% higher or lower than the volume weighted average trading price of a share or unit of such securities over the five-day period preceding the date the proposed purchaser in the Large Sale made its offer to Hubbard and each Permitted Transferee, as reported on such national exchange or quotation system, then the "fair market value" shall be the volume weighted average trading price of such securities over the five-day period preceding the date the proposed purchaser in the Large Sale made its offer to Hubbard and any Permitted Transferee, as the case may be.

            (d) If the Company or its assignee(s) elect to purchase the Hubbard Shares subject to the Sale Notice, the purchase shall be consummated on the later of (i) the date specified in the Sale Notice and (ii) five (5) business days after the date of the Company's or such assignee's purchase election, but in either event subject to any delays necessary to obtain any required regulatory approvals for such purchase and sale; PROVIDED, HOWEVER, that (A) any such delays to obtain regulatory approvals may be no longer than forty-five (45) days after the date of the Company's or any assignees' purchase election, (B) the Company must agree to pay interest to Hubbard on the purchase price payable for the Hubbard Shares subject to the Sale Notice at the prime rate PLUS 3% during the period commencing with the later of the date specified in CLAUSE (I) or (II) of this SUBPARAGRAPH (D) and ending on the earlier of (1) the date that the Company or its assignee(s) purchase the Hubbard Shares subject to the Sale Notice and (2) the forty-fifth (45th) day after the date of the Company's or such assignee's purchase election. The purchase price paid by the Company or its assignee(s) shall be (x) if there is a fixed purchase price per share specified in the Sale Notice, the fixed purchase price, or (y) if there is a formula set forth in the Sale Notice for determining the purchase price for the Hubbard Shares, then that formula shall apply; PROVIDED, HOWEVER, that if applying the formula at the time that the Company or its assignee(s) actually make the purchase would result in a lower price than applying the formula at the time the original sale to the third party described in the Sale Notice would have occurred, then Hubbard shall be paid the higher amount that would have been paid in the proposed sale to the third party. The parties acknowledge and agree that the sole purpose of the preceding proviso is to provide downside purchase price protection to Hubbard against any declines in the purchase price otherwise payable due to delays associated with obtaining regulatory approvals, but Hubbard shall not be entitled to any increased price should the application of any formula for determining the price of the Hubbard Shares result in a higher price by virtue of being calculated at a later date due to such delays.

            (e) If the Company does not purchase the Hubbard Shares subject to the Sale Notice after electing to do so (whether as a result of failure to obtain any required regulatory approvals or otherwise) within the period specified in SUBPARAGRAPH (D) above, those Hubbard

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Shares subject to the Sale Notice shall thereafter be free from the restrictions provided in SECTIONS 1, 2 and 3 hereof and the Company shall issue an unlegended share certificate representing such shares to Hubbard promptly after receipt of the legended share certificate representing such shares from Hubbard. If the Company's assignees' do not purchase the Hubbard Shares subject to the Sale Notice after electing to do so (whether as a result of failure to obtain any required regulatory approvals or otherwise) within the time period specified in SUBPARAGRAPH (D) above, then the Company shall be entitled to elect within two
(2) business days thereafter to either (i) purchase such Hubbard Shares on the terms provided in the Sale Notice (with the purchase price being calculated in a manner which provides Hubbard the downside purchase price protection contemplated by the preceding SUBPARAGRAPH (C)) or (ii) decline to purchase such Hubbard Shares, in which case those Hubbard Shares subject to the Sale Notice shall thereafter be free from the restrictions provided in SECTIONS 1, 2 and 3 hereof and the Company shall issue an unlegended share certificate representing such shares to Hubbard promptly after receipt of the legended share certificate representing such shares from Hubbard. In addition, to the extent that Hubbard does not sell the Hubbard Shares subject to the Sale Notice to the original proposed purchaser identified in the Sale Notice at or above the same price as originally proposed and within sixty (60) days after the Company or its assignee(s) fail to purchase such Hubbard Shares as provided in this SUBPARAGRAPH (E), the Company shall pay to Hubbard the difference between that original purchase price and the fair market value (calculated as provided in SUBPARAGRAPH (C) above) of such Hubbard Shares on the date that the Company or its assignee(s), as the case may be, fails to purchase such Hubbard Shares.

            (f) If neither the Company or its assignee elects to purchase the Hubbard Shares, Hubbard and each Permitted Transferee may consummate the sale or transfer on the terms and conditions set forth in the Sale Notice; PROVIDED, that such sale or transfer occurs no later than the later of (i) the date specified in the Sale Notice and (ii) ten (10) business days after the Company or its assignee fails to exercise its right of first refusal; PROVIDED, FURTHER, that if the terms and conditions of sale or transfer change, Hubbard must first provide the Company with a new Sale Notice reflecting such changes and the Company or its assignee shall again have the opportunity to purchase the Hubbard Shares on such revised terms and conditions as provided in SUBPARAGRAPHS (C),
(D) and (E) above. Notwithstanding the foregoing, the Company's or its assignees' failure to purchase any Hubbard Shares hereunder on any one occasion shall not limit Hubbard's and each Permitted Transferee's obligations to comply with this right of first refusal with respect to other sales or transfers of Hubbard Shares (to the extent such Hubbard Shares are not released from the restrictions hereunder as contemplated by SUBPARAGRAPH (E) above), nor act as a waiver or otherwise mitigate any of Hubbard's and each Permitted Transferee's other obligations hereunder.

            (g) Notwithstanding the Company's or its assignee's failure to exercise any right of first refusal or other right hereunder, during the term of such right, Hubbard and each Permitted Transferee shall not make any sales to any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of persons if, to his knowledge, such sales, when added to all other sales of the Company's common stock by Hubbard and each Permitted Transferee to such person(s) at any time after July 1, 2002, will exceed four percent (4%) of the Company's outstanding common stock.

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       4.   REPRESENTATIONS AND WARRANTIES

            (a) Hubbard hereby represents and warrants to and covenants with the Company, and the Company covenants with Hubbard to the extent applicable, as follows:

                   (i) Hubbard is the sole beneficial owner of all right, title and interest in and to the Hubbard Shares and has, and at all times will have, the full power, right and authority to transfer such securities to the Company or its assignee upon exercise of the Purchase Right or upon exercise of the right of first refusal provided herein, as the case may be, in each case free and clear of any liens, claims, encumbrances or rights of or in favor of any party, subject only to Hubbard's right to limited rights to gift, transfer or pledge Hubbard Shares to the extent expressly permitted by SECTIONS 2(E) and (F) hereof. Hubbard has the full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. Upon execution by Hubbard, this Agreement will represent a legal, valid and binding obligation of Hubbard, enforceable against Hubbard in accordance with its terms, except as enforceability may be limited by bankruptcy law or limitations on the enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement by Hubbard nor the performance of his obligations hereunder will violate any instrument or agreement to which Hubbard is a party or by which Hubbard or his property (including, without limitation, any community property) is or may be bound.

                   (ii) Hubbard has sought and obtained independent legal and financial advice in connection with this Agreement and has entered into this Agreement with full knowledge of its legal and economic significance. To the extent that Hubbard's spouse has any community property interest in the Hubbard Shares, Hubbard has obtained and delivered an executed spousal consent in the form attached hereto. If Hubbard does not provide such a spousal consent at the time he executes and delivers this Agreement, Hubbard shall by such omission be deemed to have affirmatively represented and warranted (A) that such spousal consent is not necessary or legally required, (B) that all Hubbard Shares are solely and exclusively the separate and exclusive property of Hubbard, and (C) his spouse has no rights, title or interest or claims in or to any such items. Hubbard hereby agrees to indemnify and hold harmless the Company for any Losses resulting from any claims or actions asserted by his spouse with respect to this Agreement or the restrictions or transactions contemplated hereby.

                   (iii) Hubbard hereby consents to the legending of all stock certificates representing any Hubbard Shares with a legend in substantially the form provided below (the "LEGEND") reflecting the existence of, and the restrictions of, his Agreement, and hereby covenants and agrees to deliver all stock certificates currently outstanding representing any Hubbard Shares to the Company within three business days after the Approval Date for purposes of legending as provided in this SUBSECTION (III). The parties acknowledge and agree that the Hubbard Shares shall be subject to such legending as follows:

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                        (A) During the Purchase Right Period, stock certificates
           for at least five hundred thousand (500,000) Hubbard Shares shall at all times bear the Legend;

                        (B) The Company hereby covenants and agrees that during each calendar quarter until July 1, 2006, unlegended stock certificates for at least the Authorized Number of Hubbard Shares (computed as of the 15th day of the last month of the previous calendar quarter) LESS the number of Hubbard Shares sold during that same calendar quarter shall at all times be available to Hubbard for purposes of Hubbard and his Permitted Transferees making the sales permitted by SECTION 2(B) hereof. The parties acknowledge and agree that, due to the logistics involved with receiving stock certificates and exchanging the same for legended or legendless stock certificates, as the case may be, special arrangements will be required to achieve the aforementioned objective, as follows:

                        (1) Within five (5) business days after Hubbard delivers his stock certificate to the Company for legending as provided in
           SECTION 4(A)(III) hereof, Hubbard shall be provided one (1) unlegended stock certificate representing the Authorized Number of Hubbard Shares (computed as of the 15th day of the last month of the previous calendar quarter). The remainder of the stock certificates representing the Hubbard Shares shall be exchanged for additional separate stock certificates bearing the Legend in increments of two hundred fifty thousand (250,000) Hubbard Shares. The legended and unlegended stock certificates shall be issued in exchange for the outstanding stock certificates representing the Hubbard Shares as promptly as practicable, but in no event later than three business days, after the date that such stock certificates are delivered to the Company or its transfer agent for exchange pursuant to this SUBSECTION (III).

                        (2) No later than ten (10) days prior to September 30, 2003, Hubbard shall provide to the Company one or more of the legended stock certificates described in the preceding subparagraph representing at least the Authorized Number of Hubbard Shares (computed as of September 15, 2003) and the Company shall within three (3) business days thereafter provide Hubbard with (a) an unlegended stock certificate representing the Authorized Number of Hubbard Shares (computed as of the 15th day of the last month of the previous calendar quarter) and (b) a legended stock certificate for the balance of the shares represented by the legended stock certificates delivered by Hubbard pursuant to this SUBSECTION 2.

                        (3) No later than ten (10) days before the end of each subsequent calendar quarter until July 1, 2006, Hubbard or his representatives shall notify the Company of the number of Hubbard Shares sold to date in that calendar quarter and the number of additional Hubbard Shares that Hubbard is entitled to sell as provided herein through the end of that calendar quarter (the "ADDITIONAL SHARES"). Accompanying such notice shall be at least one of the legended stock certificates representing at least the sum of the Additional Shares plus the Authorized Number of Hubbard Shares (computed as of the 15th day of the last

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           month of that calendar quarter) less the number of shares
           represented by unlegended stock certificates in Hubbard's possession (such number, the "NET UNLEGENDED SHARES"). On or before the first business day of the following calendar quarter (and each subsequent calendar quarter through July 1, 2006), the Company shall cause to be delivered to Hubbard (a) an unlegended stock certificate representing the Net Unlegended Shares and (b) a legended stock certificate for the balance of the shares represented by the legended stock certificates delivered by Hubbard pursuant to this SUBSECTION (3).

                        (4) The Legend shall be in substantially the following form and the Company shall use this Stock Agreement to respond to inquiries as provided below:

             The shares of common stock of Pinnacle Entertainment, Inc. represented by this stock certificate are subject to certain restrictions on sales, transfers and pledges set forth in certain provisions of an agreement dated as of July 1, 2003. In addition, purchasers, transferees and pledgees of such shares may be required as a condition thereto to agree to be bound by certain provisions of such agreement. Copies of the relevant provisions may be obtained from Pinnacle Entertainment, Inc. by any bona fide prospective purchaser, transferee or pledgee of the shares represented hereby upon written request to Pinnacle Entertainment, Inc., after written confirmation of such proposed sale, transfer or pledge by the record holder of such shares. In such event, only those provisions specifically relating to sales, transfers or pledges, and any obligations of purchasers, transferees or pledgees of such shares, will be provided.

                        (5) To the extent that Hubbard Shares are released from the restrictions under this Agreement pursuant to SECTION 3(f) above, the Company shall exchange unlegended stock certificates for any legended stock certificates representing such released Hubbard Shares as promptly as practicable, but in no event later than three (3) business days, after receipt of the stock certificates representing such release Hubbard Shares from Hubbard.

                        (6) The parties acknowledge and agree that nothing in this SUBSECTION (III) is intended to or does modify or otherwise supersede Hubbard's other obligations with respect to the Purchase Right, the right of first refusal, or the other prohibitions on sales, transfers or pledges or Hubbard Shares hereunder.

                  (iv) Neither Hubbard nor his spouse (to the extent of any community property interest) has pledged, sold or granted any rights or interest in any claim or Losses waived or released hereunder.

             (b) The Company hereby represents and warrants to Hubbard as follows:

             (i) The Company has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Upon

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                   execution by the Company, this Agreement will represent a
                   legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy law or limitations on the enforcement of creditors' rights generally.

             (ii) The Committee has authorized and approved the execution and delivery of this Agreement by the Company and the performance of the Company's obligations hereunder.

             (iii) The Company has not pledged, sold or granted any rights or interest in any claim or Losses waived or released by the Company hereunder.

            5. EXECUTION; COUNTERPARTS. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same document. This Agreement shall be binding on and inure to the benefit of the respective parties hereto and their respective heirs, successors, executors, beneficiaries and permitted transferees and assignees. The parties further expressly agree that this Agreement shall be binding upon and inure to the benefit of their heirs, successors, and assigns.

      6. NOTICES. Any notice to be given or served upon any party hereto must be in writing and will be deemed to have been given and received when transmitted by telecopier with electronic confirmation of transmission and verbal confirmation of receipt or when actually delivered (if hand delivered or sent by overnight courier) or three (3) business days following deposit in the United States Mail by certified mail, return receipt requested, to the following addresses:

      If to Hubbard:

                  R. D. Hubbard
                  73-405 El Paseo
                  Suite 32D
                  Palm Desert, California  92260
                  Telecopier:  (760) 341-7808

       If to the Company:

                  Pinnacle Entertainment, Inc.
                  3800 Howard Hughes Parkway
                  Las Vegas, Nevada 89109
                  Attention:  General Counsel
                  Telecopier:  (702) 784-7778

      7. REPRESENTATION; INTERPRETATION; FURTHER ASSURANCES. The parties acknowledge and warrant that they have been represented by independent counsel of their own choice throughout all the negotiations which preceded the execution of this Agreement, and that each has read all of this Agreement and has had it explained to them by his or its attorneys and fully understands all of the terms used in this Agreement and their significance. The Agreement is deemed drafted by both parties, and shall not be interpreted for or against any party in this respect. Each party hereto agrees to execute and deliver such documents and instruments, and to take such further actions, as are necessary from time to time to accomplish the purpose and intent of this Agreement.

      8. INJUNCTIVE RELIEF. The parties acknowledge and agree that an action for breach of contract and an award of monetary damages alone would not be adequate to compensate the Company for the substantial harm which would result from any breach or violation by Hubbard or his Permitted Transferees of SECTIONS 1, 2, 3, 4 or 5(A) hereof. Accordingly, Hubbard hereby unconditionally and irrevocably agrees (and each Permitted Transferee who receives Hubbard Shares shall be deemed by such action to agree) that in the event of such a breach or violation, the Company shall be entitled to issue stop-transfer instructions to its transfer agents and to seek and obtain protective orders, injunctive relief and other remedies (including, without limitation, seeking specific performance or the rescission of sales, transfers and pledges not made in strict compliance with this Agreement), in addition to any other rights or remedies available at law or in equity, all of which shall be deemed to be cumulative and not alternative or exclusive. Any such action taken by the Company without just cause shall subject the Company to liability to Hubbard for damages to the extent required by law, including without limitation the legal fees and expenses of Hubbard in defending against such bad faith claims.

      9. AMENDMENT; WAIVER; GOVERNING LAW; EXECUTION. This Agreement may be amended only by a written agreement executed by each of the parties thereto. No breach of any provision herein may be waived unless such waiver is in writing and signed by the party to be bound. This Agreement shall be governed by and construed in accordance with the law of the State of California without giving effect to its conflicts or choice of law principles. The signatories of the parties hereto represent and warrant that they have the authority and approval to execute this Agreement on behalf of the parties they are identified as representing.


                            [signature page follows]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    PINNACLE ENTERTAINMENT, INC.



                                    By:   /S/ DAN LEE
                                          --------------------------------
                                          Dan Lee, Chief Executive Officer



                                    R. D. HUBBARD



                                    /S/ R.D. HUBBARD
                                    --------------------------------------

                                CONSENT OF SPOUSE


       The undersigned is the spouse of R. D. Hubbard and hereby acknowledges on her own behalf that: She has read the foregoing Agreement and she knows its contents. She hereby consents to the encumbrances and restrictions on the Hubbard Shares (including any such securities hereafter issued upon exercise of the Options) as set forth in the Agreement, approves of the other provisions of the Agreement, agrees that all Hubbard Shares and her interest in such securities, if any, are subject to the provisions of the Agreement and that she will take no action at any time to challenge or hinder (a) the operation of the Agreement on such Hubbard Shares or her interest in them or (b) the consummation of the transactions contemplated by the Agreement. The undersigned hereby represents and warrants that she fully understands the legal and economic significance of the Agreement and in particular such waiver and release of claims and Losses and has executed this consent with full knowledge thereof and after consulting her own independent legal and financial advisors to the extent deemed appropriate.

Date:  July 24, 2003                        /S/ JOAN D. HUBBARD
                                            ------------------------------------
                                            [Name]